UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2005 (July 1, 2005)

BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

20 Newbury Street, 5th Floor, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 425-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 8, 2005, Boston Life Sciences, Inc. (the “Company”) issued a press release announcing that it had appointed Kenneth L. Rice, Jr. as Executive Vice President, Finance and Administration and Chief Financial Officer of the Company. A copy of this Press Release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Rice’s appointment as Executive Vice President, Finance and Administration and Chief Financial Officer is effective as of July 1, 2005. In June 2005, Mr. Rice served as a part-time consultant to the Company. From April 2001 to June 2005, Mr. Rice, age 51, served as Vice President, Chief Financial Officer, Chief Commercial Officer and Secretary of Aderis Pharmaceuticals, Inc., a privately-held biopharmaceutical company. From August 1999 through March 2001, Mr. Rice served as Vice President and Chief Financial Officer of MacroChem Corporation, a publicly-traded drug delivery company.

As Executive Vice President, Finance and Administration and Chief Financial Officer, Mr. Rice’s base salary will be $275,000 and he will be eligible for a bonus of up to 25% of his base salary if certain performance goals are achieved. Mr. Rice will be granted an option to purchase 300,000 shares of the Company’s common stock, of which 100,000 shares are immediately vested and exercisable and the remaining 200,000 shares will vest monthly in equal installments over three years. The exercise price of these options will be $3.25 per share. Mr. Rice will also be entitled to nine months severance in the event that he is terminated in certain circumstances. The Company is in the process of negotiating the terms of an employment agreement with Mr. Rice that will contain additional terms concerning Mr. Rice’s employment, including terms relating to his compensation, options and severance.

Mr. Joseph P. Hernon stepped down as Chief Financial Officer on July 1, 2005 with Mr. Rice’s appointment as Chief Financial Officer. Mr. Hernon will remain Vice President and Secretary of the Company.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.

Date: July 8, 2005	By:	/s/ Mark Pykett
Mark Pykett

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Company on July 8, 2005.